Exhibit 10.1

BUSINESS DEVELOPMENT AGREEMENT

THIS BUSINESS DEVELOPMENT AGREEMENT (the “Agreement”) is effective as of                                  , 2020 (the “Effective Date”), by and between LIQUIDMETAL TECHNOLOGIES, INC., a Delaware corporation having its principal place of business at 20321 Valencia Circle, Lake Forest, California 92630 (“Liquidmetal”), and EUTECTIX, LLC, a Delaware limited liability company having an address of 323 Main Street, Chatham, New Jersey 07928 (“Eutectix”). Liquidmetal and Eutectix are sometimes referred to herein individually as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, Liquidmetal is a global leader in the development and pursuit of applications for amorphous alloys and has developed relationships with various prominent corporations with respect to the development of parts and products made from amorphous alloys;

WHEREAS, Eutectix is a global leader in the development and production of amorphous alloys and other high-quality technical alloys, and possesses certain intellectual property in connection therewith which is not provided for under this Agreement;

WHEREAS, Liquidmetal and DongGuan Eontec Co., Ltd. (“Eontec”) are parties to a Parallel License Agreement dated March 10, 2016 (the “Affiliate License Agreement”), pursuant to which Liquidmetal and Eontec license to each other certain technology and intellectual property relating to bulk metallic glasses as further described therein, a copy of which has been provided to Eutectix;

WHEREAS, Liquidmetal desires to utilize Eutectix’s capabilities with respect to amorphous alloy development and the manufacture of amorphous alloy parts, which Liquidmetal develops with, and intends to sell to, Liquidmetal’s customers, and Eutectix is interested in providing such product development and manufacturing services to Liquidmetal;

WHEREAS, Liquidmetal and Eutectix desire to further collaborate with respect to the advancement and commercialization of amorphous alloy materials and technologies;

WHEREAS, Eutectix desires to utilize Liquidmetal processing equipment and methodologies to independently develop new metallic glass technologies, including, but not limited to, new metallic glass alloys and related products for sale, as further described herein; and

WHEREAS, the Parties perceive an opportunity for shared growth in worldwide sales of products made from bulk metallic glasses.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency are hereby acknowledged, the Parties hereto hereby agree as follows:

AGREEMENT

1.	TERM.

The initial term of this Agreement shall commence on the Effective Date and shall continue until the fifth (5th) anniversary of the Effective Date (the “Term”), unless the Agreement is sooner terminated in accordance with the terms of this Agreement. Upon the expiration of the Term, the Term shall automatically extend for successive 12-month periods until one Party terminates the Agreement by providing at least 180 days prior written notice to the other Party prior to the expiration of the then-current term or unless sooner terminated in accordance with the terms of this Agreement.

2.	EQUIPMENT AND ALLOY.

2.1

Equipment License. Upon and subject to the terms and conditions stated in this Agreement, on the Effective Date, for the consideration described in this Agreement and Eutectix’s performance of its other obligations under this Agreement, Liquidmetal grants to Eutectix the right and license to use the following equipment owned by Liquidmetal (the “Licensed Equipment”) (i) solely for use on Liquidmetal’s behalf, (ii) for Eutectix’s own limited use in the production of Liquidmetal Products (as defined below) or Licensed Products (as defined below), (iii) for the continued development of applications utilizing bulk metallic glasses in cooperation between Liquidmetal and Eutectix, and (iv) independently by Eutectix pursuant to the terms of this Agreement:

(a)	Two (2) Engel e-motion 310/120 injection molding machines, and associated equipment;

(b)	Two (2) Eontec 300-C Die Casting Machines, and associated equipment;

(c)	One (1) Flow M21313B Waterjet Machine;

(d)	Two (2) DMG Mori Milltap 700 CNC machines, and associated consumables and fixtures;

(e)	Equipment for cut, mount, and polish analysis operations, including:

i.	One (1) Struers Accutom-10 cut-off machine

ii.	One (1) Struers Secotom-50 precision cutting machine

iii.	One (1) Struers Tegramin-30 tabletop grinding machine

iv.	One (1) Keyence VH X-S550E microscope

(f)	Equipment required for vibratory deburring operations, including:

i.	One (1) Rosler R 125 EC-KF rotary vibrator

ii.	One (1) Rosler R 125 EC rotary vibrator

(g)	Equipment required for passivation operations, including:

i.	One (1) ESMA, Inc. E782C ultrasonic cleaning system

(h)	One (1) Dry Cooler D455 chill water system;

(i)	One (1) MTS 810 MTS mechanical testing frame; and

(j)	Molds and fixtures needed for production of sample parts.

2.2

Alloys Purchase. Upon and subject to the terms and conditions of this Agreement, on the Effective Date, for such consideration as described in this Agreement and Eutectix’s performance of its other obligations pursuant to this Agreement, Liquidmetal hereby sells, assigns, conveys, transfers, and delivers to Eutectix, and Eutectix hereby acquires from Liquidmetal, free and clear of all liens (other than and to the extent that liens may be imposed by or arise by operation of law), all of Liquidmetal’s right, title, and interest in and to the following alloys (the “Transferred Alloy”), subject to Liquidmetal’s right to use said Transferred Alloy or the corresponding replacement thereof as specified in this Agreement:

(a)	Approximately three thousand kilograms (3,000 kg) of “virgin” LM105 Alloy

(b)	Approximately one thousand kilograms (1,000 kg) of “virgin” 106C Alloy

(c)	Approximately two thousand kilograms (2,000 kg) of LM 105 Alloy revert

2.3

Shipment and Delivery. Licensed Equipment and Transferred Alloy shall be delivered to Eutectix Ex Works Lake Forest (as defined by Incoterms 2010). Title to the Transferred Alloy shall vest to Eutectix at the point of delivery. Eutectix will bear all delivery and shipping expenses with respect to the Licensed Equipment and Transferred Alloy from Liquidmetal’s facility. THE LICENSED EQUIPMENT AND TRANSFERRED ALLOY ARE BEING PROVIDED “AS IS” AND “WITH ALL FAULTS” AND WITH NO WARRANTIES OF ANY KIND, INCLUDING WITHOUT LIMITATION WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE.

2.4

License. Liquidmetal grants to Eutectix during the Term of this Agreement and subject to the Field of Use Restrictions (as defined below), a royalty-bearing, worldwide, non-transferrable, non-exclusive license (or sublicense as the case may be) to the Licensed Patents (as defined below) and the Licensed Technical Information (as defined below) to make and have made, assemble and have assembled, use, sell, offer to sell, import and offer to import, export and offer to export, distribute and offer to distribute, repair, reconstruct, practice, and maintain Licensed Products in the Field (as defined below). The foregoing Licensed Patents and Licensed Technical Information shall not include the right to sublicense the Licensed Patents and Licensed Technical Information without the prior written consent of Liquidmetal. For purposes hereof, the following definitions and provisions shall apply:

(a)	“Field” shall mean all fields of use except as described in the Field of Use Restrictions.

(b)	“Field of Use Restrictions” shall mean the exclusions, conditions, limitations, and restrictions described on Schedule 1 to this Agreement.

(c)	“Licensed Patents” shall mean any and all Patents of Liquidmetal or any Affiliate of Liquidmetal in existence at any time during the term of this Agreement.

(d)

“Liquidmetal Product” shall mean any product or component made with one or more amorphous alloys or bulk metallic glasses (or composite materials containing amorphous alloys or bulk metallic glasses) (i) pursuant to an Order (as defined below) for and on behalf of Liquidmetal by Eutectix in connection with the Licensed Equipment; (ii) purchased by Liquidmetal from third party manufacturers other than Eutectix, and (iii) manufactured by Liquidmetal directly.

(e)

“Licensed Product” shall mean any metallic glass product produced by Eutectix for its customers (i) the manufacture, use, offer for sale, sale or importation of which by Eutectix or its permitted sublicensees would, but for this Agreement, infringe a valid claim of a Licensed Patent in a jurisdiction where such valid claim exists, (ii) that incorporates or uses any element of the Licensed Technical Information in its design or manufacture, or (iii) that is manufactured or processed in any respect, in whole or in part, with any part of the Licensed Equipment listed in Sections 2.1(a) and (b).

(f)

“Licensed Technical Information” shall mean all information as documented in Schedule 3 hereto, as may be amended from time to time, including but not limited to, unpublished research and development information, unpatented inventions, know-how, trade secrets, and technical data, of which Eutectix has no prior knowledge (where prior knowledge cannot be proven or documented) and is not generally available in the public domain, which such Licensed Technical Information is in the possession of Liquidmetal and is reasonably necessary or useful for using the Licensed Patents to produce Licensed Products within the Field, provided Liquidmetal has the right to disclose such items to Eutectix. Liquidmetal shall deliver all available Licensed Technical Information to Eutectix within ten (10) days of the Effective Date.

(g)

“Patents” shall mean any and all letters patents (including, but not limited to, patents of implementation, improvement, or addition, utility model and appearance design patents, and inventors certificates, as well as all divisionals, reissues, reexaminations, continuations, continuations-in-part, renewals, extensions, substitutions, foreign equivalents and counterparts, and any other forms of patent protection directed to the inventions covered by any of the foregoing), applications for letters patent (including, but not limited to, all foreign counterpart patent applications, and letters patent that may issue on such applications, all as of the Effective Date as documented in Schedule 3 hereto and any subsequent revisions to Schedule 3 by Liquidmetal during the Term of this Agreement.

(h)

Enforcement. Liquidmetal and its Affiliates shall have the sole right and discretion to prevent, abate, or seek legal recourse for any actual or threatened misappropriation or infringement and attempt to resolve any claims relating to Liquidmetal’s Intellectual Property (as defined herein), including the Licensed Patents and Licensed Technical Information.

2.5

Bailment of Equipment. Eutectix will provide facility space for the Licensed Equipment in a Eutectix-owned or leased secure and protected property that is restricted from unauthorized access or viewing (the “Eutectix Property”). Eutectix shall maintain the Licensed Equipment only in such designated Eutectix Property and shall not relocate the Licensed Equipment from such Eutectix Property without the prior written consent of Liquidmetal. Once Eutectix receives the Licensed Equipment, Eutectix will acknowledge in writing the receipt thereof. Eutectix’s acknowledgement of receipt of the Licensed Equipment will constitute an acknowledgement that Eutectix has received and accepted and possesses the Licensed Equipment on bailment for the benefit of Liquidmetal and that such receipt of the Licensed Equipment is not subject to the terms and conditions of any applicable laws pertaining to sales and/or secured transactions. The Licensed Equipment:

(a)	is and shall remain the sole property of Liquidmetal,

(b)

shall be made available for reasonable inspection upon at least three (3) weeks prior written request by Liquidmetal, such inspection not to occur more than once per year during the Term, to be conducted with minimal business disruption to Eutectix and to be conducted at Liquidmetal’s sole cost and expense and

Eutectix shall, at its own expense:

(c)	keep the Licensed Equipment in a suitable place, safe from loss or damage;

(d)

subscribe to an insurance policy from an insurance company reasonably acceptable to Eutectix covering the Licensed Equipment at full replacement value against fire, theft and such other normal business risks, with a waiver of subrogation in favor of Liquidmetal and with Liquidmetal to be named as an additional insured and loss payee, and provide, upon receipt of a written request from Liquidmetal, a certificate evidencing such insurance, and comply with all requirements associated with such insurance policy;

(e)	keep the Licensed Equipment in good working order and condition, excepting normal wear and tear, and perform all regular and routine maintenance and repairs on the Equipment;

(f)

perform no act or omission inconsistent with Liquidmetal’s sole ownership of the Licensed Equipment, nor attempt to sell, assign, loan, donate, mortgage, pledge or in any other manner permit the Licensed Equipment to be encumbered;

(g)

comply with all reasonable directions given by Liquidmetal regarding (A) the inspection of the Licensed Equipment, including upon termination or expiration of the Agreement and in connection with any non-ordinary or non-routine revisions or alterations to the Licensed Equipment, (B) the removal and shipment of the Licensed Equipment, including upon termination or expiration of the Agreement, and (C) protecting or perfecting Liquidmetal’s interest in the Licensed Equipment, including by executing and permitting Liquidmetal to file financing statements and other documents with respect thereto, at Liquidmetal’s expense; and

(h)	shall be liable for all loss or damage to Licensed Equipment, except for normal wear and tear of the Licensed Equipment.

Eutectix may, with prior written consent of Liquidmetal (such consent not to be unreasonably withheld, conditioned or delayed),

(i)	transfer or move any Licensed Equipment,

(j)	make or cause to be made any non-ordinary or non-routine revisions or alterations to the Licensed Equipment.

2.6

Alloy Availability. During the initial three (3) years of the Term of this Agreement, Eutectix shall make available alloy raw materials equal in kind and quantity to the Transferred Alloy without cost, for use in Orders (as defined in Section 3.1 below) placed by Liquidmetal.

2.7

Royalty. In consideration of the license of Liquidmetal Technical Information and the Licensed Equipment granted by Liquidmetal, Eutectix agrees to pay Liquidmetal a cash royalty based on a percentage of the invoice price of any Licensed Products (but not including Liquidmetal Products) sold by Eutectix or its permitted sublicensees and for which payment was actually received by Eutectix. The cash royalty shall be an amount equal to six percent (6.0%) of the Net Sales Price of the invoice price of any Licensed Products and for which payment was actually received by Eutectix (the “Liquidmetal Royalty”). “Net Sales Price” is defined as the gross invoice price actually received by Eutectix or its permitted sublicensees on the sale of Licensed Products, less returns or refunds, but before deduction of cash discounts. The Net Sales Price shall be commercially reasonable, and in no case shall the Net Sales Price be less than the cost of material consumed in a single manufacturing cycle, divided by the number of Licensed Products produced by such single cycle. The Liquidmetal Royalty shall be paid in U.S. dollars within 30 days after the end of each calendar quarter, based on payments received for sales of Licensed Products made during a given quarter. Liquidmetal hereby waives the payment of any Liquidmetal Royalty otherwise due and payable pursuant to this Agreement until the one (1) year anniversary of the Effective Date.

2.8

Royalties for Transactions Not at Arm’s Length. Eutectix agrees that in the event any Licensed Products shall be sold (1) to any Affiliate (as defined herein), or (2) to a corporation, firm, or association with which, or individual with whom Eutectix or its stockholders or Affiliates shall have any agreement, understanding, or arrangement (such as, among other things, an option to purchase stock, or an arrangement involving a division of profits or special rebates or allowances) without which agreement, understanding, or arrangement, prices paid by such a corporation, firm, association or individual for the Licensed Products would be higher than the Net Sales Price reported by Eutectix, or if such agreement, understanding, or arrangement results in extending to such corporation, firm, association, or individual lower prices for Licensed Products than those charged to outside concerns buying similar products in similar amounts and under similar conditions, then, and in any such events, the royalties to be paid hereunder in respect of such Licensed Products shall be computed based on an assumed or deemed Net Sales Price equal to those charged to such outside concerns.

2.9

Commission. From time to time, Liquidmetal may encounter, develop, and refer to Eutectix customer accounts for direct sales by Eutectix. Provided that such referred customer is not already a Eutectix customer, Eutectix may accept such customer referral, and in that case hereby agrees to pay Liquidmetal a cash commission based on a percentage of the invoice price of Licensed Products sold by Eutectix or its permitted sublicensees and for which payment was actually received by Eutectix, in addition to the Liquidmetal Royalty. The cash commission shall be an amount equal to six percent (6.0%) of the Net Sales Price of the invoice price of Licensed Products sold by Eutectix or its permitted sublicensees and for which payment was actually received by Eutectix (the “Liquidmetal Commission”). The Liquidmetal Commission shall be paid in U.S. dollars within 30 days after the end of each calendar quarter, based on payments received for sales of Licensed Products made during a given quarter. Liquidmetal hereby waives the payment of any Liquidmetal Commission otherwise due and payable pursuant to this Agreement until the one (1) year anniversary of the Effective Date. For the purposes of this Section, product development teams within a single corporation or group of corporations under common control are not the “same customer” as any other product development team unless they (i) are organized within the same legal entity and under the same product division, and (ii) operate within the same geographic territory.

2.10

Report. Eutectix shall provide a report to Liquidmetal accompanying the Liquidmetal Royalty and Liquidmetal Commission stating whether the sales were to an Affiliate, the Net Sales Price actually received and the amount of Liquidmetal Royalty and Liquidmetal Commission due and owing.

3.	ORDERS: PRICING, PAYMENT TERMS, AND CAPACITY.

3.1

Pricing. During the Term of this Agreement, Liquidmetal may from time to time purchase from Eutectix such “Liquidmetal Products” as specifically described in a purchase order issued by Liquidmetal (an “Order”) to Eutectix at the prices set forth in the Order (the “Prices”). The Parties shall negotiate the Prices in good faith on a project-by-project basis, taking into consideration strategic value, competitiveness, profitability, design issues, cost-drivers including input material costs, export licensing of the Liquidmetal Products and payment of broker’s fees, duties, tariffs and other similar charges, taxes, tariffs, or charges imposed by any taxing authority upon the sale, shipment, storage, “value add” or use of the Liquidmetal Products, set-up, tooling, non-recurring engineering activities, and any other relevant factors. Prices (a) are in U.S. Dollars, (b) include Eutectix’s standard packaging, and (c) are based on the configuration set forth in the specifications provided to Eutectix by Liquidmetal (the “Specifications”). Consistent with Section 2.6 above, from the Effective Date, the Prices shall include zero U.S. dollars ($0.00) input materials cost factor for all Orders requiring LM 105 Alloy and 106C Alloy input materials until the earlier of the third anniversary of the Effective Date, or the date upon which Liquidmetal has consumed alloy, including revert (assuming the Transferred Alloy revert is suitable for use in such Orders), equivalent to the respective quantities listed in Section 2.2 above.

3.2

Payment Terms. Eutectix may issue an invoice for Liquidmetal Products any time after the shipment thereof to Liquidmetal. Payment terms are net 30 days after the date of the invoice, or the date of receipt by Liquidmetal of the invoice if the invoice is received more than 10 days after the date of the invoice. Unless otherwise stated in the applicable Order or as otherwise agreed in writing by the Parties, payment shall be made in U.S. Dollars.

3.3

Cost Reduction. Eutectix will work diligently with Liquidmetal in an effort to reduce waste, enhance productivity, and decrease Prices through reductions in the cost of producing Liquidmetal Products, all without adversely impacting quality or delivery times. Throughout the term of this Agreement, Eutectix and Liquidmetal will work cooperatively and take advantage of cost saving technologies and other cost reduction opportunities to assist in maintaining a competitive cost position. The Parties shall meet on a quarterly basis to discuss specific cost reduction and productivity enhancement activities (collectively, the “Activities”). In support of these efforts, Liquidmetal shall provide to Eutectix its own estimates of direct sales costs, including commissions, inspections, modifications, inventory, repackaging, shipping/receiving, duties & tariffs, warranty services, and current overhead rates. Notwithstanding any such estimates Liquidmetal may provide, Eutectix shall set Prices in accordance with its known costs and margins.

3.4

Forecasts; Manufacturing Capacity. In connection with any Order, Liquidmetal may concurrent with such Order or subsequent thereto from time to time provide Eutectix with a six (6) month rolling forecast (each, a “Forecast”) of its projected additional purchases of Liquidmetal Products covered by an Order (“Additional Product”). Forecasts will be prepared in good faith. Eutectix agrees to reserve sufficient manufacturing capacity to satisfy the supply of Additional Product in accordance with the applicable Forecast, provided that Eutectix shall not be required to reserve in excess of ten percent (10%) of its manufacturing capacity pursuant to this Section 3.4.

3.5

Quotation. Liquidmetal may from time to time request a price quote for certain Liquidmetal Products (each such request, a “RFQ”). Eutectix agrees to provide a timely response to Liquidmetal’s RFQ either providing Liquidmetal with such requested quote (each, a “Quote”), or informing Liquidmetal of Eutectix’s intent not to provide such requested quote.

3.6

Purchase Orders. Eutectix agrees to manufacture and deliver Liquidmetal Products pursuant to Orders (or any changes thereto timely and reasonably requested by Liquidmetal in writing and agreed to by Eutectix). Each Order shall be in the form of a written or electronic communication. Liquidmetal and Eutectix shall agree to the required Acceptance (as defined below) criteria before Eutectix accepts an Order. The Parties shall negotiate in good faith to resolve any disputed matter(s).

3.7

Shipments. Eutectix will make Liquidmetal Product shipments from Eutectix’s facility of manufacture directly to Liquidmetal or, if directed by Liquidmetal in writing, to Liquidmetal’s customers (“Customers”) on behalf of Liquidmetal. In the event that Liquidmetal so directs, Eutectix will use packaging provided by Liquidmetal at Liquidmetal’s cost indicating Liquidmetal as the seller of the Product.

3.8

Delivery. Unless otherwise agreed in writing or in the applicable Order, all Liquidmetal Product shipments shall be Ex Works (Incoterms 2010) Eutectix’s facility of manufacture in Tolleson, Arizona. Title to and risk of loss or damage to the Liquidmetal Product shall pass to Liquidmetal upon Eutectix’s tender of the Liquidmetal Product to the common carrier.

3.9

Acceptance. Acceptance of the Liquidmetal Product shall be based on characteristics that are measurable by a quality system and designed to demonstrate compliance with the Specifications. Unless Liquidmetal notifies Eutectix that the Liquidmetal Product does not meet the Specifications within thirty (30) calendar days after receipt of the Liquidmetal Product, then the Liquidmetal Product shall be deemed Accepted.

3.10

Changes. Liquidmetal may upon sufficient timely and reasonable written notice make changes within the general scope of an Order, if agreed to by Eutectix. Such changes may include, but are not limited to changes in (1) drawings, plans, designs, procedures, Specifications or test specifications, (2) methods of packaging and shipment, (3) quantities of Liquidmetal Products to be furnished, or (4) delivery schedule. If appropriate, Liquidmetal will prepare an Engineering Change Order (“ECO”), and Eutectix will communicate to Liquidmetal any change in Prices and/or delivery schedule. Each ECO shall be mutually agreed upon. Eutectix shall not make any changes to the design, material, or process of manufacturing the Liquidmetal Products or any changes to the Specifications, expect as may be agreed in writing by Liquidmetal in each instance.

3.11

Supply. For avoidance of doubt, Liquidmetal may purchase Liquidmetal Products from third parties other than Eutectix, and/or manufacture Liquidmetal Products itself. Liquidmetal makes no commitment that it will purchase any particular volume of any Liquidmetal Products from Eutectix.

3.12

Quality Specifications. Eutectix shall comply with the quality specifications set forth by Liquidmetal and/or the Customer and agreed to in an Order. Eutectix shall comply with the standards set forth in ISO 9001.

3.13

Eutectix Warranty. Eutectix warrants that the Product (i) will conform to the Specifications, (ii) will be free from manufacturing defects (including all defects in workmanship and any defects in materials that were not specified by Liquidmetal or Customer), ) will be free and clear of all liens, encumbrances, charges, claims, or adverse interests of any kind, (iii) will comply with, in all stages of manufacture and distribution to Liquidmetal or Customer, the terms of Section 10. The foregoing representations and warranties shall survive delivery, inspection and payment and shall run in favor of Liquidmetal and its Affiliates, and their respective successors, assigns and customers, both direct and indirect.

3.14

Return Process. Liquidmetal and Eutectix shall concur in advance on all Liquidmetal Products to be returned for repair or rework. All returns shall state the specific reason for such return, and will be processed in accordance with the return policies and processes agreed to in writing by Eutectix and Liquidmetal. Eutectix shall pay all transportation costs for valid returns of Liquidmetal Products to Eutectix and for the shipment of repaired or replacement Liquidmetal Products to Customers, and Eutectix shall bear all risk of loss or damage to such Liquidmetal Products while in transit.

3.15

Exclusions from Warranty. This warranty does not include remedy for defects in Liquidmetal Products resulting from (a) Customer’s design of Liquidmetal Products, (b) Eutectix’s compliance with Liquidmetal’s Specifications, or (c) accident, disaster, neglect, abuse, misuse or improper handling by Customer or Liquidmetal.

3.16

Organization and Qualification. Eutectix is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Eutectix is not in violation nor default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Eutectix is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any this Agreement, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of Eutectix, or (iii) a material adverse effect on Eutectix’s ability to perform in any material respect on a timely basis its obligations under this Agreement (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

3.17

Solvency. Eutectix does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). Eutectix has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Effective Date.

3.18

Remedy. THE WARRANTIES SET FORTH IN THIS ARTICLE 3 ARE THE SOLE WARRANTIES GIVEN BY EUTECTIX AND ARE IN LIEU OF ANY OTHER WARRANTIES EITHER EXPRESS OR IMPLIED. EUTECTIX DOES NOT MAKE ANY WARRANTIES REGARDING MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Eutectix agrees to indemnify, defend and hold the Liquidmetal Indemnified Parties (as defined in Section 12.1) harmless from and against any and all claims, demands liabilities, losses, costs and expenses (including without limitation, costs of investigation and reasonable attorney’s fees) irrespective of the theory upon which based, which Liquidmetal or any other Liquidmetal Indemnified Party may suffer or incur as a result of any breach of the representations or warranties of Eutectix set forth in this Article 3.

4.	LIQUIDMETAL’S REPRESENTATIONS AND WARRANTIES.

4.1

Liquidmetal represents and warrants that it owns all right, title and interest in and to the Licensed Equipment, except for that equipment listed in Section 2.1(b). Liquidmetal represents and warrants that it has all necessary right and authority to deliver and provide to Eutectix the Licensed Equipment for Eutectix’s sole retention, possession and use as permitted herein. Liquidmetal represents and warrants that it will perform no act or omission that is inconsistent with Eutectix’s retention, possession and use of the Licensed Equipment during the Term.

4.2

Liquidmetal represents and warrants that there are no outstanding liens, security interests, mortgages, claims, pledges, obligations or other encumbrances of any kind against the Licensed Equipment and that Liquidmetal will not and will not permit any third party to place any liens, security interests, mortgages, claims, pledges, obligations or other encumbrances of any kind against the Licensed Equipment during the Term.

4.3

Liquidmetal represents and warrants that as delivered to Eutectix, Liquidmetal is not aware of any claim or assertion by any third party that the Licensed Equipment misappropriates or infringes upon any third party’s Intellectual Property rights.

4.4	Liquidmetal represents and warrants that as of the delivery date to Eutectix of the Licensed Equipment, the Licensed Equipment was functional, operable, and usable.

4.5

Liquidmetal represents and warrants that Liquidmetal Products do not misappropriate or infringe upon any third party’s Intellectual Property rights. Liquidmetal represents and warrants that it is not aware of any claim or assertion by any third party that the Liquidmetal Products misappropriates or infringes upon any third party’s Intellectual Property rights.

4.6

Liquidmetal represents and warrants that it will maintain the Affiliate License Agreement in full force and effect during the Term and will perform no act or omission that would jeopardize the ongoing effectiveness of the Affiliate License Agreement during the Term.

4.7

Organization and Qualification. Liquidmetal is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Liquidmetal is not in violation nor default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Liquidmetal is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any this Agreement, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of Liquidmetal, or (iii) a material adverse effect on Liquidmetal’s ability to perform in any material respect on a timely basis its obligations under this Agreement (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

4.8

Solvency. Liquidmetal does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). Liquidmetal has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Effective Date.

4.9

THE WARRANTIES SET FORTH IN THIS ARTICLE 4 ARE THE SOLE WARRANTIES GIVEN BY LIQUIDMETAL AND ARE IN LIEU OF ANY OTHER WARRANTIES EITHER EXPRESS OR IMPLIED. LIQUIDMETAL DOES NOT MAKE ANY WARRANTIES REGARDING MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Liquidmetal agrees to indemnify, defend and hold the Eutectix Indemnified Parties (as defined in Section 12.2) harmless from and against any and all claims, demands liabilities, losses, costs and expenses (including without limitation, costs of investigation and reasonable attorney’s fees) irrespective of the theory upon which based, which Eutectix or any other Eutectix Indemnified Party may suffer or incur as a result of any breach of the representations and warranties of Liquidmetal set forth in this Article 4.

5.	AGREEMENT TERMINATION.

5.1

Termination for Cause. Either Party may terminate this Agreement hereunder for default if the other Party materially breaches this Agreement; provided, however, no termination right shall accrue until thirty (30) days after the defaulting Party is notified in writing of the material breach and has failed to cure within the thirty (30) day period after notice of a material breach.

5.2

Termination for Convenience. Either Party may terminate this Agreement for any reason upon providing 180 days prior written notice to the other Party prior to the expiration of the then-current term or unless sooner terminated in accordance with the terms of this Agreement.

5.3

Termination by Operation of Law. This Agreement shall immediately and automatically terminate should either Party (a) become insolvent; (b) enter into or file a petition, arraignment or proceeding seeking an order for relief under bankruptcy laws of its respective jurisdiction; (c) enter into receivership of any of its assets; or (d) enter into a dissolution or liquidation of its assets or an assignment for the benefit of its creditors.

5.4

Consequences of Termination. In the event this Agreement expires or is terminated for any reason other than a breach by Eutectix, Liquidmetal shall purchase from Eutectix existing raw material inventory at the purchase price (including delivery charges) paid by Eutectix to its suppliers in connection with the Orders accepted by Eutectix hereunder. Upon expiration or termination of this Agreement:

(a)	Liquidmetal shall

i.	Pay Eutectix any amounts rightfully owing under each outstanding Order in accordance with the payment terms set forth in this Agreement;

ii.

Subject to Eutectix’s right to finish manufacturing work in process as set forth below, have the unconditional right to possess or repossess the Licensed Equipment (as defined in Section 2.1) and take all actions it deems appropriate to effect such possession or repossession at its own cost; and

(b)	Eutectix shall immediately

i.	cease all activities under this Agreement (including exercising its rights under the licenses granted hereunder), unless and to the extent otherwise agreed or requested in writing by Liquidmetal;

ii.

Notwithstanding the foregoing, with regard to orders received and accepted by Eutectix before expiration or notice of termination, Eutectix may finish making any products in process, may conclude any orders in process, including finishing manufacturing of such products and shipping such products to the customer for up to 6 months after termination or expiration of this Agreement;

iii.	Comply with Section 9.2 and

iv.	transfer title and deliver to Liquidmetal, in the manner and to the extent requested in writing by Liquidmetal, such completed or partially completed Liquidmetal Products, drawings and other information Eutectix has produced or acquired in connection with this Agreement. Liquidmetal shall not be responsible to Eutectix for any compensation, reimbursement, profits, expenses, losses or damages whatsoever as a result of any expiration or termination of the Agreement. Any such expiration or termination shall be without prejudice to any other rights and remedies that Liquidmetal may be entitled to at law or in equity.

5.5

Right to Purchase. Upon expiration or termination of this Agreement for any reason, Eutectix shall have the option to purchase some or all of the Licensed Equipment at fair market value, less any amounts owed to Eutectix by Liquidmetal, except the equipment listed under Section 2.1(b) above. The following additional terms shall apply to Eutectix’s exercise of this option:

(a)

Eutectix’s option hereunder shall be exercisable by providing Liquidmetal with written notice of its intention to exercise its chosen option no later than the effective date of termination. Such notice shall include a description of the assets Eutectix will purchase (the “Optioned Assets”).

(b)

In the event that Eutectix and Liquidmetal cannot agree to a fair market value for the Optioned Assets, then the fair market value shall be determined by an independent third-party appraisal. Eutectix and Liquidmetal shall each select one independent, qualified appraiser, and the two so selected shall select a third appraiser, all three to independently from one another determine the fair market value of the Optioned Assets. The purchase price shall be the mean of the fair market values as determined by the three appraisers.

(c)

The closing for the purchase of the Optioned Assets will take place no later than sixty (60) days after the termination, unless the Parties cannot agree on the price, in which case, closing will take place no later than sixty (60) days after the three independent appraisals have been received. Eutectix will pay the purchase price in full at the closing. Liquidmetal must sign all documents of assignment and transfer as are reasonably necessary for purchase of the Optioned Assets by Liquidmetal.

(d)

In the event that Eutectix does not exercise its right to purchase the Optioned Assets as set forth above, Liquidmetal will be free to keep or to sell, after such termination to any third party, all of the Optioned Assets and shall be responsible for timely removing equipment not purchased by Eutectix at Liquidmetal’s own expense. In the event Liquidmetal fails to timely remove such Optioned Assets, in light of the periods for continued operation in Section 5.4(b)(ii) and closing in Section 5.5(c), Eutectix may dispose of them, at Liquidmetal’s cost, with no liability to Eutectix.

5.6

Survival. The terms of this Agreement that by their nature or their express terms are intended to survive its expiration or termination (including without limitation, indemnification, warranty, insurance, bailment, and confidentiality provisions), and any and all rights, remedies and obligations that arose or are incurred prior to expiration or termination, shall survive expiration or termination of this Agreement.

6.	TRAINING AND OTHER SERVICES.

6.1

Training and Technical Assistance. At any time within one (1) year of the Effective Date, upon request by Eutectix, Liquidmetal shall remotely supply such of its then-existing engineering, facilities, or manufacturing experts to Eutectix, as shall be reasonably necessary to assist in the safe and effective installation, operation, troubleshooting, and maintenance of the Licensed Equipment. In the same period, upon request by Eutectix, and subject to availability, Liquidmetal shall provide on-site support of the same kind. Eutectix shall pay to Liquidmetal the reasonable documented travel and accommodation expenses associated with such on-site service.

6.2

DFM. Upon request by Eutectix, Liquidmetal, at its own cost, shall provide engineering support for the design of Liquidmetal Products and equipment molds for optimal manufacturability (that is, engineering the design of the Product in such a way that the Product is easy to manufacture).

6.3

Research, Development, and Collaboration. Eutectix will meet with Liquidmetal on at least an annual basis to discuss ways in which Eutectix and Liquidmetal can collaborate on advancements and improvements to the composition, processing, and application of bulk metallic glasses and composites and derivatives thereof, and Eutectix will make available to Liquidmetal any information regarding processing technologies, bulk metallic glasses, amorphous alloys, and derivatives and compositions and improvements thereto used by Eutectix in the manufacture of Liquidmetal Products. The information exchanged at such meetings will be owned in accordance with Article 8.

7.	FORCE MAJEURE.

7.1

Force Majeure Event. For purposes of this Agreement, a “Force Majeure Event” shall mean the occurrence of unforeseen circumstances beyond a Party’s control and without such Party’s negligence or intentional misconduct, including, but not limited to, any act by any governmental authority, act of war, natural disaster, strike, boycott, embargo, shortage, riot, lockout, labor dispute, and civil commotion.

7.2

Notice of Force Majeure Event. Neither Party shall be responsible for any failure to perform due to a Force Majeure Event provided that such Party gives notice to the other Party of the Force Majeure Event as soon as reasonably practicable, but not later than fifteen (15) days after the date on which such Party knew of the commencement of the Force Majeure Event, specifying the nature and particulars thereof and the expected duration thereof.

7.3

Termination of Force Majeure Event. The Party claiming a Force Majeure Event shall use reasonable efforts to mitigate the effect of any such Force Majeure Event and to cooperate to develop and implement a plan of remedial and reasonable alternative measure to remove the Force Majeure Event. Upon the cessation of the Force Majeure Event, the Party affected thereby shall immediately notify the other Party of such fact, and use its best efforts to resume normal performance of its obligations under the Agreement as soon as possible.

7.4

Limitations. Notwithstanding that a Force Majeure Event otherwise exists; the provisions of this Article shall not excuse (i) any obligation of either Party that arose before the occurrence of the Force Majeure Event causing the suspension of performance; or (ii) any late delivery of Product caused solely by negligent acts or omissions on the part of such Party.

7.5

Termination for Convenience. In the event a Party fails to perform any of its obligations for any reasons defined in this Article 7 for a cumulative period of ninety (90) days or more from the date of such Party’s notification to the other Party, then the other Party at its option may extend the corresponding delivery period for the length of the delay, or terminate this upon written notice.

8.	OWNERSHIP OF INTELLECTUAL PROPERTY.

8.1	Definitions.

8.1.1

For purposes of this Agreement, “Amorphous Alloy” means any one or more amorphous alloys or bulk metallic glasses (or composite materials containing amorphous alloys or bulk metallic glasses) limited to the Liquidmetal Products, amorphous alloys marketed or sold under the Liquidmetal® brand, and Licensed Products.

8.1.2

“Intellectual Property” means any and all inventions (whether or not protected or protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protected or protectable under copyright laws), moral rights, trade secrets, developments, designs, applications, processes, know-how, discoveries, ideas (whether or not protected or protectable under trade secret laws), and all other subject matter protected or protectable under Patent, copyright, moral right, trademark, trade secret, or other laws, including, without limitation, all new or useful art, combinations, formulae, manufacturing techniques, technical developments, applications, data and research results.

8.1.3

“New Amorphous Alloy Technology” means, to the extent developed or acquired after the Effective Date by a Party, alone, with the other Party or with a third party, in connection with Orders under this Agreement, the Licensed Patents, or the Licensed Technical Information, all Amorphous Alloys and/or all Intellectual Property relating to the composition, processing, properties, or applications of Amorphous Alloys, and all patents therefor, including, but not limited to, improvements to patents.

(a)	“New Alloy Technology” means a New Amorphous Alloy Technology that concerns only the composition, properties, or raw material processing of Amorphous Alloys.

(b)

“New Process Technology” means a New Amorphous Alloy Technology that concerns only the process of converting Amorphous Alloy raw material into usable or saleable parts or components, or equipment related thereto.

(c)	“New Application Technology” means a New Amorphous Alloy Technology that concerns only customer end-uses for parts and components manufactured of Amorphous Alloys.

8.2	New Technology Ownership. Ownership over New Amorphous Alloy Technologies shall be determined as follows:

8.2.1

New Alloy Technology. New Alloy Technologies that have been developed by a Party alone or with a third party shall be solely owned by the developing Party. New Alloy Technologies that have been developed by cooperation of the Parties shall be jointly and equally owned by the Parties, and any royalties for the use thereof by third parties shall be shared equitably between the Parties. The Parties shall work cooperatively toward the appropriate patent or other legal protection of such jointly and equally owned Intellectual Property.

8.2.2

New Process Technology. New Process Technologies that have been developed by Liquidmetal, alone or with a third party, shall be solely owned by Liquidmetal. New Process Technologies that have been developed by Eutectix, alone or with a third party, shall be solely owned by Eutectix, and, if permitted, Eutectix shall grant Liquidmetal a license to such New Process Technologies as set forth in Section 8.3 below. New Process Technologies that have been developed by cooperation of the Parties shall be jointly and equally owned by the Parties, and any royalties for the use thereof by third parties shall be shared equitably between the Parties. The Parties shall work cooperatively toward the appropriate patent or other legal protection of such jointly and equally owned Intellectual Property.

8.2.3

New Application Technology. New Application Technologies that have been developed by Liquidmetal, alone or with a third party, shall be solely owned by Liquidmetal. New Application Technologies that have been developed by Eutectix shall be solely owned by Eutectix, and Eutectix shall negotiate with Liquidmetal a license to such New Application Technologies as set forth Section 8.4 below. New Application Technologies that have been developed by Eutectix with a third party shall be owned by Eutectix and the third party, and, if permitted by such third party, Eutectix shall negotiate with Liquidmetal a license to such New Application Technology as set forth in Section 8.4 below in the case that (i) Eutectix retains the authority to grant a such license, and (ii) the New Application Technology is derived in whole or in part from Liquidmetal Intellectual Property. New Application Technologies that have been developed by cooperation of the Parties shall be jointly and equally owned by the Parties, and any royalties for the use thereof by third parties shall be shared equitably between the Parties. The Parties shall work cooperatively toward the appropriate patent or other legal protection of such jointly and equally owned Intellectual Property.

8.3

New Process Technology License. Eutectix hereby grants to Liquidmetal a fully-paid up, royalty-free, perpetual, world-wide, non-exclusive license to any New Process Technologies in which Eutectix acquires licensing rights pursuant to Section 8.2 above.

8.4

New Application Technology License Negotiation. The Parties shall negotiate in good faith a royalty-bearing, perpetual, world-wide, non-exclusive license to any New Application Technology in which they acquire rights as set forth in Section 8.2.3 above. Royalties and other terms shall be commercially reasonable and negotiated by the Parties in good faith.

8.5

Assignment & Cooperation. To the extent that the Parties have jointly developed any New Amorphous Alloy Technology and they have agreed that such New Amorphous Alloy Technology will be jointly owned, as set forth in Section 8.2 above, each Party hereby assigns to the other, and will cause its employees, contractors, representatives, successors, assigns, Affiliates, parents, subsidiaries, officers and directors to assign to the other, a co-equal right, title and interest in and to any such jointly developed New Amorphous Alloy Technology. The parties agree to cooperate and cause their employees and contractors to cooperate in the preparation and prosecution of patent applications relating to any joint development work concerning New Process Technology or New Application Technology.

9.	CONFIDENTIALITY.

9.1

Certain Definitions. For purposes hereof, “Confidential Information” shall mean any and all commercial, technical, financial, proprietary, and other information relating to a Discloser, its Affiliates, and their respective business operations, including, but not limited to, samples, data, technical information, know-how, formulas, ideas, inventions, discoveries, patents, patent applications, Intellectual Property, product development plans, demonstrations, business and financial information, applications and designs, and all manifestations or embodiments relating to the foregoing and all improvements made thereto, in whatever form provided, whether oral, written, visual, machine-readable, electronic, or otherwise. “Confidential Information” also includes any information described above which a Discloser obtains from a third party and which the Discloser treats as proprietary or designates as confidential, whether or not owned or developed by the Discloser. “Discloser” shall mean the Party that is disclosing Confidential Information under this Agreement, regardless of whether such Confidential Information is being provided directly by such Party, by a Representative of the Party, or by any other person that has an obligation of confidentiality with respect to the Confidential Information being disclosed. “Recipient” shall mean the Party receiving Confidential Information that is protected under this Agreement. “Representatives” shall mean the respective directors, officers, employees, financial advisors, accountants, attorneys, agents, and consultants of a Party.

9.2

Restrictions and Covenants. Except as otherwise provided herein, each Party agrees that, in its capacity as the Recipient of Confidential Information, it will (i) hold the Discloser’s Confidential Information in strict confidence, use a high degree of care in safeguarding the Discloser’s Confidential Information, and take all precautions necessary to protect the Discloser’s Confidential Information including, at a minimum, all precautions the Recipient normally employs with respect to its own Confidential Information, (ii) not divulge any of the Discloser’s Confidential Information or any information derived therefrom to any other person (except as set forth in Section 9.3 hereof), (iii) not make any use whatsoever at any time of the Discloser’s Confidential Information except as is necessary in the performance of Recipient’s specific duties under this Agreement, (iv) not copy, reverse engineer, alter, modify, break down, melt down, disassemble or transmit any of the Discloser’s Confidential Information, (v) not, within the meaning of United States or other export control laws or regulations, export or re-export, directly or indirectly, including but not limited to export on the Internet or other network service, any of the Discloser’s Confidential Information, (vi) notify the Discloser in writing immediately upon discovery by the Recipient or its Representatives of any unauthorized use or disclosure of the Discloser’s Confidential Information, and (vii) upon the termination or expiration of this Agreement, immediately return to the Discloser or destroy (at the option of the Recipient) all such Confidential Information, including all originals and copies.

9.3

Disclosure to Representatives. The Recipient may only disseminate the Discloser’s Confidential Information to its Representatives who have been informed of the Recipient’s obligations under this Agreement and are bound by an obligation of confidentiality and non-use with respect to the Discloser’s Confidential Information at least as broad in scope as the Recipient’s obligations under this Agreement. The Recipient agrees to reasonably restrict disclosure of the Discloser’s Confidential Information to the smallest number of the Recipient’s Representatives which have a need to know the Confidential Information. The Recipient shall be responsible for enforcing this Agreement as the Recipient’s Representatives and shall take such action (legal or otherwise) to the extent necessary to cause them to comply with this agreement.

9.4

Enforcement. The Recipient acknowledges and agrees that due to the unique nature of the Licensed Technical Information and other Confidential Information of the Discloser, there can be no adequate remedy at law for any breach of its obligations hereunder, which breach may result in irreparable harm to the Discloser, and therefore, that upon any such breach or any threat thereof, the Discloser shall be entitled to appropriate equitable relief, including injunction, without the requirement of posting a bond, in addition to whatever remedies it might have at law.

9.5	Exceptions. The restrictions of the Recipient’s disclosure and use of the Discloser’s Confidential Information under this Article 9 will not apply to the extent of any Confidential Information:

(a)	that becomes publicly known without breach of the Recipient’s or its Representatives’ obligations under this Agreement;

(b)

that is rightfully acquired by Recipient from a third party which is not subject to any restriction or obligation (whether contractual, fiduciary, or otherwise) on disclosure or use of such Confidential Information;

(c)

that is independently developed by employees of the Recipient without knowledge of or reference to such Confidential Information, as evidenced by written documentation or other tangible evidence of Recipient;

(d)

that is required to be disclosed by law or by court order or government order, provided that the Recipient (a) promptly notifies the Discloser of any such disclosure requirement so that the Discloser may seek an appropriate protective order (or other appropriate protections) and (b) provides reasonable assistance (at no cost to the Recipient) in obtaining such protective order or other form of protection; or

(e)	as to which and to the extent to which the Recipient has received express written consent from an authorized officer of the Discloser to disclose or use.

10.	COMPLIANCE.

10.1

Laws. Eutectix and its operations, facilities and business shall at all times comply with all applicable federal, national, state, provincial and local laws (including common law), statutes, ordinances, orders, rules, codes, standards and regulations of the U.S.A., the country(ies) in which Eutectix or its operations or facilities are located, customs and export controls, and all other relevant jurisdictions (each individually a “Law” and collectively “Laws”), including without limitation Environmental Laws as defined below.

10.2

Customs. Eutectix shall provide Liquidmetal with all information, certificates and records relating to the Liquidmetal Products (including Certificates of Origin) as necessary for Liquidmetal to: (a) fulfill any customs obligations, origin marking or labeling requirements, and certification or local content reporting requirements; (b) claim preferential duty treatment under applicable trade preference regimes; and (c) participate in any duty deferral or free trade zone programs of the country of import. Liquidmetal shall obtain all pre-delivery export licenses and authorizations and pay all pre-delivery export taxes, duties, and fees.

10.3

Environmental Laws. Eutectix shall promptly furnish to Liquidmetal upon request from time to time all information evidencing Eutectix’s compliance with Laws, including Environmental Laws. “Environmental Laws” are Laws pertaining to the environment and its protection, and the toxic or hazardous nature of products or their constituents, and any other environmental, toxic or hazardous product compliance Laws and obligations. Eutectix represents and warrants that the Liquidmetal Products do not and shall not contain asbestos, and do not and shall not contain mercury or other chemicals, metals, or minerals in excess of amounts (if any) permitted by Laws. If Eutectix supplies Liquidmetal or its Customers with Liquidmetal Products containing hazardous materials as defined by Environmental Laws, including the provisions promulgated by the U.S. Department of Transportation, Eutectix shall warn, label, and ship such hazardous materials in accordance with Environmental Laws. Upon shipment and on an ongoing basis, Eutectix shall provide Liquidmetal with current Safety Data Sheets and all other information needed to comply with all Environmental Laws. Eutectix shall have no liability to or on behalf of Liquidmetal for any failure by Liquidmetal to comply with any Environmental Law.

10.4

Product Corrective Actions. Each Party shall immediately notify the other Party, in writing, if it becomes aware of any circumstances indicating that a stop sale, Liquidmetal Product recall, corrective action, Liquidmetal Product or quality control action or retrofit, or regulatory action involving any Liquidmetal Products sold by Eutectix to Liquidmetal or its dealers or customers (each, a “Product Corrective Action”) may be necessary under Laws or otherwise appropriate. Liquidmetal shall, to the extent practicable, provide to Eutectix for review any relevant data and comment upon any potential Product Corrective Action, and Liquidmetal and Eutectix will mutually decide when to conduct a Product Corrective Action and the scope of any such Product Corrective Action.

10.5

Anti-Bribery; Anti-Corruption. In addition to its other obligations under this Agreement, Eutectix will strictly comply with both the letter and the spirit of all Laws concerning corrupt practices, “anti-bribery”, or which in any manner prohibit the giving of anything of value to any official, agent or employee of any government, political party or public international organization, including without limitation the U.S. Foreign Corrupt Practices Act, the UK Bribery Act and similar Laws of other countries. Eutectix represents and warrants to Liquidmetal that:

(a)

neither Eutectix nor any of its officers, directors, employees, representatives or agents will offer, promise, or give anything of value to a government official or an employee of a state-owned or controlled enterprise, or authorize the foregoing, directly or indirectly, in order to influence such a person to act or refrain from acting in the exercise of his/her official duties with respect to this Agreement;

(b)

Eutectix and its officers, directors, employees, representatives and agents will use only ethical, legitimate and legal business practices in commercial operations and in promoting the position of Liquidmetal on issues before governmental authorities (it being understood that Eutectix shall not promote any position of Liquidmetal before any such authorities unless Liquidmetal has specifically directed Eutectix in writing to do so); and that it and its officers, directors, employees, representatives and agents will comply with all applicable anti-corruption Laws;

(c)

Eutectix and its officers, directors, employees, representatives and agents will never bribe any employees of Liquidmetal by any means, including but not limited to providing or promising to provide an off-the-book rebate in secret, entertainment allowance, employment arrangement, travel home, present, discount for shopping, or any other material benefits for the employees of Liquidmetal or their relatives; Eutectix will also refuse any improper interests in any form required or requested by any of the employees of Liquidmetal and will provide relevant evidence to assist Liquidmetal to investigate and take action with respect to any such activities; and

(d)	Eutectix shall keep its books and records in such a fashion that its compliance with this Article may be readily audited.

10.6

Components Disclosure; Special Warnings. If requested by Liquidmetal from time to time, Eutectix shall promptly furnish Liquidmetal in such form and detail as Liquidmetal may direct: (a) a bill of materials for or list of all ingredients, components or constituents in the Liquidmetal Products purchased hereunder, (b) the amount of one or more of such ingredients, components or constituents, and (c) information concerning any changes in or additions to any such ingredients, components or constituents.

11.	AUDIT RIGHTS.

Upon reasonable prior notice to Eutectix and at Liquidmetal’s expense, no more than once per year, during the Term of this Agreement and for one (1) year following the expiration or termination of this Agreement, Liquidmetal or its designee shall have the right from time to time to confirm and validate:

(a)	that Eutectix has complied with the pricing provisions of this Agreement;

(b)	Eutectix’s financial condition, successorship planning, and ability to continue operations;

(c)	that Eutectix’s performance is consistent with the Agreement;

(d)

that Eutectix has complied with Article 10 (Compliance) of this Agreement. Upon reasonable and prior notice to Eutectix, Eutectix will also provide Liquidmetal or its designee from time to time with reasonable access to Eutectix’s facility and the facilities of its sub-suppliers and other subcontractors to permit Liquidmetal to inspect the production, handling, and storage of Liquidmetal Products and the Licensed Equipment and inventories of raw materials and components. Eutectix shall maintain an orderly storage bookkeeping so that the respective inventory of the Licensed Equipment, Liquidmetal Products and property of Liquidmetal can be immediately recognized; and

(e)

such confirmation and validation to be conducted with minimal disruption to Eutectix’s business operations and all information disclosed during such exercise to be deemed to be Confidential Information.

12.	INSURANCE AND INDEMNIFICATION.

12.1

Indemnification by Eutectix. Eutectix shall indemnify, defend, and hold harmless Liquidmetal and its Affiliates, and its and their respective directors, officers, employees, agents, insurers, Customers (both direct and indirect), successors and assigns (collectively, the “Liquidmetal Indemnified Parties”), from and against any and all claims, losses, liabilities, damages and expenses (including without limitation attorneys’ fees and legal costs and all costs associated with Product Corrective Actions that are a result or consequence of any negligent or willful misconduct of Eutectix) that they, or any of them, may sustain or incur as a result of (a) any actual or alleged breach of any representation, warranty or covenant made by Eutectix in this Agreement (including its Schedules); or (b) any actual or alleged injury to or death of any person, or any actual or alleged damage to or loss of any property, arising out of (i) any Liquidmetal Products or Licensed Products sold by Eutectix under the Agreement or that are in the possession or under the control of Eutectix, its employees, agents, sub-suppliers or other subcontractors, except to the extent of Liquidmetal’s negligence or willful misconduct, or (ii) any services performed by Eutectix, its employees, agents, sub-suppliers or other subcontractors; or (c) the negligent acts or omissions, intentional misconduct, or breach of contract of or by Eutectix, its employees, agents, sub-suppliers or other subcontractors; or (d) any infringement by Eutectix’s Intellectual Property on the Intellectual Property rights of a third party.

12.2

Indemnification by Liquidmetal. Liquidmetal shall indemnify, defend, and hold harmless Eutectix and its Affiliates, and its and their respective directors, officers, employees, agents, insurers, Customers (both direct and indirect), successors and assigns (collectively, the “Eutectix Indemnified Parties”), from and against any and all claims, losses, liabilities, damages and expenses (including without limitation attorneys’ fees and legal costs and all costs associated with Product Corrective Actions that are a result or consequence of any negligent or willful misconduct of Liquidmetal) that they, or any of them, may sustain or incur as a result of (a) any actual or alleged breach of any representation, warranty or covenant made by Liquidmetal in this Agreement (including its Schedules); or (b) any actual or alleged injury to or death of any person, or any actual or alleged damage to or loss of any property, arising out of (i) any Liquidmetal Products designed by Liquidmetal or that are in the possession or under the control of Liquidmetal, its employees, agents, sub-suppliers or other subcontractors, except to the extent of Eutectix’s negligence or willful misconduct, or (ii) any services performed by Liquidmetal, its employees, agents, sub-suppliers or other subcontractors; or (c) the negligent acts or omissions, intentional misconduct, or breach of contract of or by Liquidmetal, its employees, agents, sub-suppliers or other subcontractors; or (d) any infringement by Liquidmetal’s Intellectual Property on the Intellectual Property rights of a third party.

12.3

Insurance. Eutectix shall obtain, pay for, and maintain insurance meeting or exceeding the minimum insurance requirements set forth on Schedule 2 attached hereto, with policy terms satisfactory to Liquidmetal.

13.	LIMITATION OF LIABILITY.

NEITHER PARTY SHALL BE LIABLE TO OTHER PARTY FOR ANY LOST PROFITS, LOST REVENUES, OR ANY OTHER INCIDENTAL, INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES WHATSOEVER ARISING OUT OF THIS AGREEMENT OR ANY ORDER, OR OUT OF THE PERFORMANCE OR BREACH OF THIS AGREEMENT OR ANY ORDER, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

14.	MISCELLANEOUS.

14.1

Entire Agreement. This Agreement, including its Schedules, which are attached hereto and incorporated herein, constitutes the entire understanding and agreement of the Parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, expressed or implied, written or oral, between the Parties relating to the subject matter hereof. No additional or different terms contained in any sales order, Quotes, acknowledgement, invoice or other communications. This Agreement shall not be changed or modified except by written agreement signed by Liquidmetal and Eutectix.

14.2

Orders of Precedence. All Quotes, Orders, acknowledgements and invoices issued pursuant to this Agreement are issued for convenience of the Parties only and shall be subject to, and governed by, the provisions of this Agreement.

14.3

Assignment. Neither this Agreement nor any rights or obligations hereunder shall be transferred or assigned by either Party without the written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that Liquidmetal shall have the right, without the prior written consent of Eutectix, to assign its warranty rights and other rights hereunder with respect to specific Liquidmetal Products to the Customers of such Liquidmetal Products.

14.4

Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the Parties hereto. The Parties further agree to replace such void or unenforceable provision with a provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

14.5

Notices. Wherever one Party is required or permitted or required to give written notice to the other under this Agreement, such notice will be given by hand, by certified U.S. mail, return receipt requested, by overnight courier, or by fax and addressed as follows:

If to Liquidmetal:	Liquidmetal Technologies, Inc. Attn: CEO and/or President 20321 Valencia Cir Lake Forest, CA 92630 Facsimile: (949) 635-2188

If to Eutectix:	Eutectix, LLC 323 Main St. Chatham, NJ 07928 Attention: Fax: Email:

14.6

Definition of “Affiliate”. For purposes of this Agreement, the term “Affiliate” means, with respect to any specified person or entity, any corporation, limited liability company or other legal entity which directly or indirectly controls, is controlled by, or is under common control with specified person or entity or its successors or assigns. For the purposes of this Agreement, “control” shall mean the direct or indirect ownership of more than fifty percent (50%) of the outstanding shares on a fully diluted basis or other voting rights of the specified entity to elect directors or managers, or the right to direct or cause the direction of the management and policies of the specified entity whether by contract or otherwise; and the terms “controlling” and “controlled” have meaning correlative to the foregoing.

14.7

Further Assurances. Each Party agrees to cooperate fully with the other and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by another Party to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

14.8

Disputes. The parties irrevocably agree that any legal actions or proceedings brought by or against them with respect to this Agreement shall be brought exclusively in the courts in and for Maricopa County, Arizona, and the United States District Court for the District of Arizona, and by execution and delivery hereof, the parties irrevocably submit to such jurisdiction and hereby irrevocably waive any and all objections which they may have with respect to venue in any of the above courts. Notwithstanding the foregoing, this paragraph shall not preclude or limit either Party’s rights to pursue actions in the International Trade Commission, or for either Party to pursue an action with respect to a Licensed Patent before a foreign court or governmental agency if neither the federal courts nor the state courts have subject matter jurisdiction over the action. This Agreement, the legal relations between the parties, and any action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Arizona (U.S.A.), excluding any choice of law rules that may direct the application of the laws of another jurisdiction, and except that questions affecting the construction and effect of any Patent shall be determined by the law of the country in which the Patent has been granted. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods (1980) is specifically excluded from application to this Agreement. THE PARTIES HEREBY EXPRESSLY WAIVE ANY AND ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, PROCEEDING OR OTHER LITIGATION RESULTING FROM OR INVOLVING THE ENFORCEMENT OF THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date, by their officers, duly authorized.

EUTECTIX, LLC		LIQUIDMETAL TECHNOLOGIES, INC.

By:	/s/ Barry D. Russell	By:	/s/ Isaac Bresnick

Name:	Barry D. Russell	Name:	Isaac Bresnick

Title:	Chief Executive Officer	Title:	Executive Administrator

Schedule 1

Field of Use Restrictions

The licenses granted under this Agreement shall be subject to the following exclusions, conditions, restrictions, and limitations:

1.	The “Field” shall exclude the following products and fields of use:

a.

Any Consumer Electronic Products (as defined below) or any components or sub-components suitable for use with any Consumer Electronic Products. For this purpose, “Consumer Electronic Products” means personal computers (portable and desktop); tablet or slate style computing devices; handheld electronic and/or communication devices (e.g., smartphones, digital music players, multi-function devices, etc.); any device whose function includes the creation, storage or consumption of digital media; any component or sub-component in any Consumer Electronic Product; and any accessory that is the same or similar (in the sole discretion of Apple, Inc.) to an accessory made or sold by or on behalf of Apple (regardless of when Apple sold or started to sell such accessory, including after date of the closing of the Proposed Transaction) that is suitable for use with any Consumer Electronic Product.

b.	Any watches or components for watches.

c.

Finished or semi-finished Jewelry, and also any other products that are sold under the name of a Luxury Brand or incorporated into products that are sold under the name of a Luxury Brand, including without limitation (a) buckles for belts, briefcases, handbags, and clothing; and (b) cigarette lighters and cigar cutters. For purposes hereof, the term “Jewelry” means rings, necklaces, pins, cufflinks, and other objects that are ornamental in nature and used for adornment of the human body. “Luxury Brands” shall not include brands owned or used by Nokia, Motorola, Samsung, LG, Sony-Ericsson, Apple, RIM, HTC or similar companies that supply mobile phones and accessories to the mass-market. Otherwise, “Luxury Brands” consist of the following brands and any other similar, renowned luxury brand which is used as the sole or primary brand on a competitive product sold at similar price point:

LVMH Moet Hennessey Rolex Chanel Bentley Motors Chopard Compagnie Financiere Richemont Gucci Group Hermes IWC Jaeger LeCoultre Mercedes Benz Porsche ST DuPont The Swatch Group

Tiffany & Co. IWC Cartier Montblanc TAG Heuer Louis Vuitton Bvlgari CHANEL Prada Dunhill Aspreys Porsche Ferrari Sellita Group Safilo Group Luxottica Group Ventura Ellicot

2.

The licenses to Eutectix shall exclude any patents, technical information, know-how, or other Intellectual Property that Liquidmetal licenses from a third party (other than a third party that is an Affiliate of Liquidmetal) if and to the extent that the terms of the third-party license would prohibit the sublicensing of such Intellectual Property hereunder.

3.

The Field shall exclude any products or services that are intended for use in, or likely to be used in, military or weapons/munitions applications, other than with the prior written consent of Liquidmetal. Such written consent shall not be unreasonably withheld, conditioned or delayed.

4.

The licenses granted to Eutectix hereunder shall be subject to and limited by (and shall contain any exclusions required by) any applicable state or federal legal or regulatory requirements of any state or federal governmental or regulatory body. Specifically, the licenses granted hereunder, and the Field shall exclude, any Intellectual Property that would require an export license under the United States Export Administration Regulations (EAR) (15 CFR §§ 734.2(b)(2)(ii) and 734.2(b)(4)) or that would require any other consent or authorization of any United States federal or state governmental or regulatory body, unless and until the required export license or other governmental or regulatory consent or authorization is obtained, to the extent that the licenses concern the equipment listed under Section 2.1(b) of this Agreement.

5.

Licensed Products may not be sold to any customer in, or to any customer for distribution into, the following countries, without Liquidmetal’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed: Brunei, Cambodia, China (P.R.C and R.O.C.), East Timor, Indonesia, Japan, Laos, Malaysia, Myanmar, North Korea, Philippines, Singapore, South Korea, Thailand and Vietnam.

Schedule 2

Minimum Insurance Requirements

Eutectix shall obtain, pay for, and maintain in full force and effect throughout the term of this Agreement insurance as follows:

(a)

Workers’ Compensation and Employers’ Liability insurance with limits to conform with the greater of the amount required by applicable law or one million dollars ($1,000,000) each accident, including occupational disease coverage and an endorsement to the Workers’ Compensation and Employers’ Liability insurance policy, in form acceptable to Liquidmetal, containing a waiver of subrogation by the insurance carrier with respect to Liquidmetal and its parent, subsidiaries, divisions and Affiliates, and all of their respective directors, officers, shareholders, employees and representatives;

(b)

Commercial General Liability insurance with limits of not less than five million dollars ($5,000,000) combined single limit for bodily injury, death, and property damage, including personal injury, contractual liability, independent contractors, broad-form property damage, and products and completed operations coverage; and,

(c)

Commercial Automobile Liability insurance with limits of not less than one million dollars ($1,000,000) each occurrence combined single limit of liability for bodily injury, death, and property damage, including owned and non-owned and hired automobile coverages, as applicable.

As evidence of insurance coverage, Eutectix shall deliver to Liquidmetal on the Effective Date and no less than annually thereafter (a) certificates of insurance issued by Eutectix’s insurance carrier showing each of these policies in force during the term of this Agreement, and (b) an endorsement to each required policy, in form acceptable to Liquidmetal, naming Liquidmetal and its parent, subsidiaries, divisions and Affiliates, and all of their respective directors, officers, shareholders, employees and representatives as additional insureds (except under the Workers’ Compensation policies). To the extent any insurance coverage required under this Agreement is purchased on a “claims-made” basis, such insurance shall cover all prior acts of Eutectix during the term of this Agreement, and such insurance shall be continuously maintained until at least two (2) years beyond the expiration or termination of the term of this Agreement, or Eutectix shall purchase “tail” coverage, effective upon termination of any such policy or upon termination or expiration of the term of this Agreement, to provide coverage for at least two (2) years from the occurrence of either such event. Eutectix shall give thirty (30) days’ prior written notice to Liquidmetal of cancellation, non-renewal, or material change in coverage, scope, or amount of any of the required policies. Eutectix’s liability under the Agreement shall not be limited or modified in any way by the amount or terms of any insurance it is required to maintain hereunder.

Schedule 3

Licensed Technical Information and Patents Included in the Agreement